Exhibit 10.7

CAPITAL COMMITMENT AGREEMENT

This Capital Commitment Agreement (this “Agreement”) is entered into this 6th day of October, 2021 by and between IX Acquisition Corp., a Cayman Islands exempted company (the “Company”), and IX Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, by execution and delivery of this Agreement, Sponsor intends to commit to fund the Company’s working capital requirements up to an aggregate capital commitment of $1,400,000 (the “Capital Commitment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.	Capital Commitment. The Company may call the Capital Commitment from the Sponsor in one or more draws, but only to the extent such call of the Capital Commitment is in compliance with the terms and conditions of Section 3 below. The obligations of Sponsor hereunder shall be subject to ninety (90) days’ prior written notice from the Company to the Sponsor. In connection with the funding of the Capital Commitment, the Company shall issue a note in form attached hereto as Exhibit A to Sponsor for an aggregate amount of up to the Capital Commitment. By execution hereof, Sponsor hereby covenants, acknowledges and agrees that Sponsor shall pay the Capital Commitment to the Company in accordance with the terms hereof.

2.	Use of Proceeds. The Company covenants and agrees that the proceeds of the Capital Commitment shall be utilized to fund the working capital of the Company.

3.	Capital Calls; Defaults.

a.	From time to time following January 15, 2022 (subject to the last sentence hereof), upon determination by the Company’s independent directors, the Company may deliver written notice (a “Capital Call Notice”) to Sponsor specifying the aggregate amount of the Capital Commitment required to be funded by Sponsor (the “Call Amount”). The funding of such Call Amount shall occur on the ninetieth (90th) day following the delivery of such Capital Call Notice or such earlier date as may be agreed to by the Sponsor (such date, the “Requisite Funding Date”). On or before the Requisite Funding Date, Sponsor shall deliver such Call Amount by wire transfer of immediately available funds to an account designated by the Company. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) in no event shall Sponsor be required to fund an aggregate amount in excess of the Capital Commitment, (ii) Sponsor’s obligations hereunder shall terminate and be of no further force or effect upon the Company’s liquidation or upon the approval by the Company’s board of directors of the Company’s liquidation, (iii) in no event shall Sponsor have any liability for any amounts in excess of the Capital Commitment (when taken together with all amounts previously funded pursuant to a Capital Call Notice), and (iv) any proceeds provided by Sponsor to the Company for purposes of funding the working capital of the Company shall, regardless of whether such funds have been provided in response to a Capital Call under this Agreement, reduce the Capital Commitment on a dollar for dollar basis.

b.	Subject to the terms and conditions hereof, in the event that Sponsor fails to fund the applicable Call Amount set forth in an applicable Capital Call Notice within ninety (90) days following the date set forth in such Capital Call Notice, then Sponsor shall be deemed in default of its obligations hereunder (a “Call Default”). In the event of a Call Default, the Company shall be entitled to seek specific performance of the Sponsor’s obligations with respect to such Call Default.

4.	Representations and Warranties. Sponsor makes the following representations and warranties with the intent that the same may be relied upon by the Company:

a.	Authorization. The execution, delivery and performance of this Agreement by Sponsor has been duly authorized by all necessary limited liability company, partnership or corporate action, and Sponsor has full power and authority to enter into this letter agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sponsor, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

b.	Conflict. Neither the execution and delivery by Sponsor of this Agreement nor the consummation by Sponsor of the transactions contemplated hereby, will require on the part of Sponsor any filing with, or permit, authorization, consent or approval of, any government or governmental agency or instrumentality, whether federal, state or local, domestic or foreign.

5.	Entire Agreement. This Agreement reflects the entire agreement among the parties hereto with respect to the subject matter set forth herein and supersedes and replaces any other agreement or understanding with respect thereto.

6.	Governing Law. This letter shall be a binding obligation of the parties hereto. This letter shall be governed by Delaware law.

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This Capital Commitment Agreement is executed and delivered as of the date first set forth above.

IX Acquisition Sponsor, LLC

By: IX Acquisition Manager LLC, its sole member

By:	/s/ Noah Aptekar
Name:	Noah Aptekar
Title:	Manager

IX Acquisition Corp.

By:	/s/ Noah Aptekar
Name:	Noah Aptekar
Title:	Chief Financial Officer

Exhibit A

Form of Note

[attached]